Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated May 2, 2016 relating to the consolidated financial statements of BioPharmX Corporation, which appears in the Prospectus, which is part of Registration Statement 333-214116 on Form S-1.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

November 21, 2016